Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and nine months ended September 30, 2006 and 2005 (dollars in thousands except per share amounts):

	Three months ended September 30, 2006		Three months ended September 30, 2005
	Basic	Diluted	Basic	Diluted
Net income	$5,109	$5,109	$5,521	$5,521

Weighted average shares outstanding	60,387,098	60,387,098	60,108,206	60,108,206
Effect of dilutive securities	—	673,463	—	840,755
Adjusted weighted average shares outstanding	60,387,098	61,060,561	60,108,206	60,948,961

Earnings per share	$0.08	$0.08	$0.09	$0.09

	Nine months ended September 30, 2006		Nine months ended September 30, 2005
	Basic	Diluted	Basic	Diluted

Net income	$15,435	$15,435	$16,494	$16,494

Weighted average shares outstanding	60,353,648	60,353,648	60,026,232	60,026,232
Effect of dilutive securities	—	711,294	—	804,718
Adjusted weighted average shares outstanding	60,353,648	61,064,942	60,026,232	60,830,950

Earnings per share	$0.25	$0.25	$0.27	$0.27